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                              RESIGNATION AGREEMENT

          This Resignation Agreement (this "Agreement") by and between Nuevo Energy Company, a Delaware corporation (the "Company"), and Robert M. King (the "Executive"), is dated as of November 30, 2001 (the "Execution Date").

          WHEREAS, the Executive has been employed by the Company as its Senior Vice President and Chief Financial Officer; and

          WHEREAS, the Company and the Executive have agreed that it is in the best interest of the Company and the Executive for the Executive to resign, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation;

          NOW, THEREFORE, the Company and the Executive hereby agree as follows:

          1. Resignation. Unless this Agreement is revoked pursuant to Section
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8, effective as of December 5, 2001 or such other date after the Execution Date specified by the Company in writing to Executive, but in no event later than December 31, 2001(the "Resignation Date"), the Executive shall be deemed to have voluntarily resigned from his employment with the Company, and from all other positions the Executive then held as an officer or employee of any of the Company's subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to as the "Affiliated Entities"). This Agreement is expressly conditioned upon approval of the Company's Board of Directors at its regularly scheduled meeting of December 5, 2001, ("Board Effective Date").

          2. Severance Payments and Benefits. (a) On the later of the Revocation
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Date (as defined in Section 8(b)), or January 3, 2002, the Company shall pay to the Executive a lump sum in cash of the amounts forth on Exhibit A hereto.

               (b) Until the second anniversary of the Resignation Date, the Company shall continue to provide the Executive and his eligible dependents with medical insurance benefits (but not life or disability insurance) on the same terms and conditions as employees of the Company, as in effect from time to time, as if he had remained employed during that period, subject to his payment of such employee contributions, copayments and similar charges as apply to employees generally; provided, that such continued benefits shall terminate to the extent the Executive becomes eligible for the same type of benefits (i.e.,
                                                                         ----
medical, dental and/or health insurance benefits) from another employer. The period for the required continuation coverage under Section 601 et seq. of the
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Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") (known as "COBRA" benefits), shall be considered to begin on the Resignation Date, and the Company may provide the continued health insurance benefits in this Section 2(b) by paying the employee's portion of the Executive's COBRA premiums.

               (c) Within ninety days after the Revocation Date the Company shall pay to the Executive a lump sum in cash as determined in accordance with the Company's Deferred Compensation Plan of which the most current balance is set forth on Exhibit A hereto, which, together with any amounts contributed to the Plan from the date of the balance to the Executive's resignation, represents (solely for explanation and not in limitation or expansion of
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the obligation to pay such amount) the amount to which the Executive is entitled under the Company's Deferred Compensation Plan, which payment shall be in satisfaction of any of the Executive's rights under the Company's Deferred Compensation Plan. The value of the non-cash investments shall be established as of the Resignation Date. In addition, the Executive shall be entitled to receive his vested benefits under the Company 401(k) Plan, in accordance with the terms thereof.

               (d) For 2001 bonus year, the Company will pay the Executive an annual bonus at the time at which annual bonuses are paid to the corporate officers of the Company, and the Executive will have the same bonus percentage as such other corporate officers, other than Messrs. Gobe and Payne.

               (e) The Company shall reimburse the Executive for any unreimbursed business expenses incurred by the Executive on or prior to the Resignation Date pursuant to the Company's reimbursement policies, within thirty days following the Executive's presentation of an invoice to the Company; provided, that the Company shall not reimburse the Executive for any expenses for which the invoice is received by the Company after February 28, 2002.

          3. Equity and Performance Awards. Exhibit A hereto sets forth a
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complete list of all of the Executive's currently outstanding stock options (the
"Stock Options") under the 1990 Stock Option Plan, the 1993 Stock Incentive Plan and the 1999 Stock Incentive Plan. Notwithstanding any provision contained in the applicable agreement governing any Stock Option (an "Award Agreement") or in the applicable plan, the Stock Options shall be treated as set forth in this
Section 3, and the applicable Award Agreements are hereby amended to the extent necessary to implement this Section 3. All Stock Options set forth in Exhibit A as being retained by the Executive shall be exercisable as of the Revocation
Date and shall remain exercisable through the thirty-sixth month anniversary of the Resignation Date (or, if earlier, until the end of their scheduled term), and shall then expire to the extent not previously exercised. All Stock Options set forth in Exhibit A as being surrendered by the Executive shall be cancelled as of the Revocation Date. And the Executive shall have no further right or interest in such cancelled options.

          4. Mutual Nondisparagement. (a) The Executive shall not make,
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participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, any of the Affiliated Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

               (b) The Company shall use reasonable best efforts to cause its executive officers and directors and shall cause its Chief Executive Officer and Chief Financial Officer not to make, participate in the making of, or encourage or facilitate any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive. In addition, the Company shall advise its executive officers and directors not to make any negative statements, written or oral, relating to the Executive's employment or the termination of his employment.

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               (c) Notwithstanding the foregoing, nothing in this Section 4 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

          5. Mutual Confidentiality. The existence of and terms and conditions
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of this Agreement shall be held confidential by the parties hereto, except for disclosure (a) by the Company as may be required by applicable securities laws, as determined by the Company upon the advice of outside counsel, (b) by the Executive to his legal and financial advisors and his spouse, each of whom shall be instructed by the Executive to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof, (c) by either party if required by order of a court or other body having jurisdiction over such matter, and (d) by either party with the written consent of the other. With respect to disclosures under (a) or (c) the disclosing party shall give the other prior notice where reasonably practical and shall provide an opportunity to comment on the disclosure. In addition, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Affiliated Entities and their respective businesses that he has obtained that is not or does not become public knowledge (other than as a result of the Executive's violation of this Section 5) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process.

          6. Other Covenants and Remedies (a) Transition Cooperation. The
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Executive shall make himself reasonably available and assist the Company and its
Affiliated Entities for a period of up to 90 days following the Resignation Date for such amount of time that is necessary, but in no event less than twenty hours a week in the preparation of the Company's 2001 financial statements and to assist in the transition to a new Chief Financial Officer. The Executive shall report to and coordinate all activities with respect to the 2001 financial statements with the Vice President of Finance and Administration and shall otherwise assist the Vice President and the Company's Chief Financial Officer when such position is filled. The Executive shall be compensated for such services at a daily rate of $400 being one half of the Executive's base salary, prior to the Resignation Date prorated to a daily payment. The activities of the Executive under this Section 6(a) may be terminated at any time by the Company by providing written notice to the Executive and, upon such termination, no further obligations will exist between the parties except payment by the Company for services rendered prior to termination.

               (b) Cooperation after Transition. The Executive shall make
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himself reasonably available to the Company following the Resignation Date to assist the Affiliated Entities, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during the Executive's employment with the Company. The Company will compensate the Executive for providing assistance under this Section 6(a) or (b) at the rate of $175 per hour and will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing such assistance, upon receipt of proper documentation thereof.

          7. Remedies. The Executive acknowledges and agrees that because of the
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nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access

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during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Sections 4 or 5, and remedies at law (such as monetary damages) for any breach of the Executive's covenants under Sections 4 or 5 would be inadequate. The Company acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Executive in the event the Company breached any of the covenants of Sections 4 and 5, and remedies at law (such as monetary damages) for any breach of the Company's covenants under Sections 4 and 5 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 4 or 5 that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 4 or 5 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

          8. Release. (a) In consideration of the payments and benefits set
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forth in this Agreement, except for the rights expressly provided herein, the
Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, shareholders, affiliates, divisions, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, including the Severance Protection Agreement entered into between the parties on March 25, 2001, which is hereby cancelled and terminated for all purposes, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the Execution Date relating to the Executive's employment with the Company and its subsidiaries and affiliates. In consideration of the payments and benefits set forth in this Agreement, except for the rights expressly provided herein, the Company, on behalf of itself and the Releasees, hereby irrevocably and unconditionally releases, acquits and forever discharges the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law which the Company had, now has, or may have in the future against Executive from the beginning of the world until the Execution Date relating to the Executive's employment with the Company and its subsidiaries and affiliates but excluding only those acts which are unknown to the Company as

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of the date hereof that would constitute a basis for termination for cause as defined under the Executive's Employment Agreement.

               (b) The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Agreement; (iii) he was given a period of twenty-one days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the Board Effective Date, and this Agreement shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period (the "Revocation Date"). The seven-day period of revocation shall commence upon the Board Effective Date. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

          9. Confidential Data. Beginning upon the Resignation Date and for a
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period of ninety days thereafter, the Company shall provide the Executive with reasonable access during regular business hours to Company personnel, records and data related to the Company's offshore California assets for the purpose of evaluating a possible transaction with the Company. All obligations, duties and responsibilities of the parties with respect to access to and use of the data shall be governed solely by a separate Confidentiality Agreement to be entered into by the parties.

          10. Return of Property. (a) Within 15 days after the Resignation Date,
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the Executive shall surrender to the Company all property of the Affiliated
Entities in the Executive's possession and all property made available to the Executive in connection with his employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs, cellular phones, and files, papers, electronically stored information and documents kept or made by the Executive in connection with the Executive's employment.

               (b) For 45 days after the Resignation Date, the Company shall provide the Executive with off-site voicemail services, and during such period, the Executive's former secretary shall be permitted to forward voicemail and electronic mail from the Company's voicemail and electronic mail systems to the Executive's off-site voicemail and personal electronic mail account.

               (c) The Executive shall be permitted to have and keep his laptop computer after first purging from such computer any proprietary confidential information belonging to the Company or relating to the Company's business for which he has not received written permission to retain. The depreciated book value of the computer shall de deducted from the final payment due to the Executive.

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          11. Entire Agreement; Other Benefits. This Agreement sets forth the
              --------------------------------
entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes in its entirety the Employment Agreement, between the Company and the Executive, dated as of September 1, 1998, as amended as of September 1, 2000 and as of January 1, 2001, under which neither party shall have any further obligation or liability to the other, and, as otherwise set forth in this Agreement with respect to the option grants, deferred compensation plan, and medical benefits or the Executive's rights to the vested component of his 401(K) account, any severance plan, policy or arrangement of any of the Affiliated Entities, including without limitation the Executive's Severance Protection Agreement with the Company dated as of March 25, 2001. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities.

          12. Successors. This Agreement is personal to the Executive and
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without the prior written consent of the Company shall not be assignable by the
Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and no assignment shall release the Executive or the Company or its successors from any obligations herein.

          13. Amendment. This Agreement may be amended, modified or changed only
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by a written instrument executed by the Executive and the Company.

          14. Governing Law; Consent to Suit. (a) This Agreement shall be
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governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

               (b) The parties hereto irrevocably consent to jurisdiction in the courts of the state of Texas for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

          15. Notices. All notices and other communications hereunder shall be
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in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

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                                    If to the Executive:

                                    Robert M. King
                                    13515 Myrtlea
                                    Houston, Texas  77079

                                    With a copy to:

                                    Daniel Cohen

                                    Gardere, Wynne, Sewell LLP
                                    1000 Louisiana, Suite 3400
                                    Houston, Texas  77002

                                    If to the Company:

                                    Nuevo Energy Company
                                    1331 Lamar
                                    Suite 1650
                                    Houston, Texas 77010

                                           Attention: Bruce K. Murchison

                                    With a copy to:

                                    Michael S. Katzke, Esq.
                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York  10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          16. Tax Withholding. Notwithstanding any other provision of this
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Agreement, the Company may withhold from any amounts payable under this
Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

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          IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the date first set forth above.

                                    /S/ Robert M. King
                                    --------------------------------
                                    Robert M. King


                                    NUEVO ENERGY COMPANY


                                    By: /S/ James Payne
                                        --------------------------------
                                        James Payne
                                        Chief Executive Officer

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                                    EXHIBIT A

Severance Compensation.